Exhibit 99.1
Arcus Biosciences Reports First-Quarter 2026 Financial Results and Provides a Pipeline Update
May 5, 2026
•Arcus outlines development strategy to establish casdatifan as a backbone therapy across each line of treatment for clear cell renal cell carcinoma (ccRCC), including the potential to become the first HIF-2a inhibitor-based tyrosine kinase inhibitor (TKI)-free regimen in the first-line (1L) setting
•Phase 3 PEAK-1 study is enrolling in immunotherapy (IO)-experienced patients with ccRCC, with enrollment completion and the initiation of a 1L Phase 3 study, both expected by year-end 2026
•Arcus selected its first inflammation program clinical candidate AB102, an MRGPRX2 antagonist, which is expected to enter the clinic in the third quarter of 2026; its preclinical profile will be presented in an oral presentation at the Society for Investigative Dermatology Annual Meeting in May
•With $876 million in cash, cash equivalents and marketable securities at quarter-end, Arcus is well positioned to advance casdatifan aggressively, with cash runway until at least the second half of 2028
HAYWARD, Calif. – (BUSINESS WIRE) – Arcus Biosciences, Inc. (NYSE:RCUS), a clinical-stage, global biopharmaceutical company focused on developing differentiated molecules and combination therapies for people with cancer and inflammatory and autoimmune diseases, today reported financial results for the first quarter ended March 31, 2026 and provided a pipeline update on its clinical-stage investigational molecules and discovery programs.
"Arcus is entering a new era, with a clear path for casdatifan to be both first and best in the first-line setting, and a portfolio of wholly owned molecules for inflammation and immunology that provide a new strategic optionality as they move into and through development," said Terry Rosen, Ph.D., chief executive officer of Arcus. "Our highest priority is to establish casdatifan as a foundational standard of care in kidney cancer so that patients have the opportunity to benefit from casdatifan-based regimens across lines of treatment.”
Arcus is focused on completing enrollment for PEAK-1 and initiating a Phase 3 study in the 1L setting, where casdatifan has the potential to become the first HIF-2a inhibitor-based, TKI-free option, by year-end 2026.
Casdatifan (HIF-2a inhibitor)
Casdatifan Development Program:
Arcus’s development strategy is designed to generate evidence to secure casdatifan as a backbone therapy in ccRCC so that every patient has the opportunity to benefit from casdatifan across each line of therapy over the course of their care. The company is aggressively executing on a holistic strategy to embed casdatifan into the treatment paradigm, including in combination with the most commonly used regimen in the 1L setting, anti-PD-1 plus anti-CTLA-4. Arcus is now enrolling a cohort in the Phase 1/1b ARC-20 study to generate the dataset that will support the initiation of the corresponding Phase 3 study at year-end 2026. Arcus’s choice of combination partners has been designed to complement this casdatifan-IO regimen, which has the opportunity to be the first and only such HIF-2a inhibitor-based TKI-sparing 1L therapy, with consecutive treatments with casdatifan-containing regimens in first-, second-, and third-line-plus settings. In this context, Arcus will also begin to evaluate casdatifan plus TKI-containing regimens in 1L and late-line settings, the latter in both HIF-2a inhibitor-experienced and HIF-2a inhibitor-naive patients.
•IO-experienced ccRCC: Enrollment in PEAK-1, the global Phase 3 study evaluating casdatifan plus cabozantinib versus cabozantinib in IO-experienced metastatic ccRCC, is accelerating, and Arcus is on track to complete enrollment by year-end 2026.
•1L ccRCC: Arcus has been focused on the evaluation of casdatifan-based TKI-free regimens, which have demonstrated a consistently low rate of primary progression across all cohorts and settings evaluated to date.

▪Most notably, casdatifan plus zimberelimab (anti-PD-1) showed a primary progression rate of 7% (2 of 30 patients), comparing quite favorably to published rates observed with anti-PD-1 monotherapy or ipilimumab (anti-CTLA-4) plus nivolumab (anti-PD-1) in the 1L setting. This ARC-20 cohort is fully enrolled.
▪A cohort evaluating casdatifan plus zimberelimab and ipilimumab in ARC-20 is currently enrolling with the purpose of supporting Arcus’s first Phase 3 study in the 1L setting.
Planned Data Readouts:
Arcus expects to have multiple data readouts for casdatifan in 2026:
•More mature overall response rate data and initial progression-free survival data for approximately 45 patients treated in the ARC-20 cohort evaluating casdatifan plus cabozantinib in the IO-experienced setting will be presented at an investor event or at a medical conference. All patients will have had at least 12 months of follow-up.
•Initial data from the ARC-20 cohorts evaluating casdatifan in early-line settings, including the cohort evaluating casdatifan plus zimberelimab in 1L ccRCC.
•Updated data from ARC-20 late-line monotherapy cohorts including overall survival (OS) data.
Quemliclustat (small-molecule CD73 inhibitor)
•Enrollment was completed for PRISM-1, a Phase 3 trial of quemliclustat combined with gemcitabine/nab-paclitaxel versus gemcitabine/nab-paclitaxel in 1L metastatic pancreatic ductal adenocarcinoma, in September 2025. Results from this study are expected in the first half of 2027.
Domvanalimab (Fc-silent anti-TIGIT antibody) plus Zimberelimab (anti-PD-1 antibody)
Status Update:
•In April 2026, Arcus announced the discontinuation of the Phase 3 STAR-121 study evaluating domvanalimab plus zimberelimab and chemotherapy versus pembrolizumab plus chemotherapy as a 1L treatment for metastatic non-small cell lung cancer (NSCLC), based on the recommendation from the Independent Data Monitoring Committee following its review of data from a pre-planned futility analysis. At the futility analysis, the domvanalimab-based combination did not improve OS relative to that observed with pembrolizumab plus chemotherapy. STAR-121, along with the Phase 2 EDGE-Lung study, will be discontinued.
◦STAR-121 also evaluated zimberelimab plus chemotherapy as an exploratory endpoint. Zimberelimab plus chemotherapy performed consistently with respect to OS as compared to pembrolizumab plus chemotherapy.
Emerging I&I Portfolio
•AB102, a highly selective, oral MRGPRX2 antagonist and potential best-in-class treatment for atopic dermatitis and chronic spontaneous urticaria, is expected to enter the clinic in the third quarter of 2026.
◦In May, Arcus will present the preclinical profile for AB102 in an oral presentation at the Society for Investigative Dermatology Annual Meeting, highlighting its ability to fully block MRGPRX2-dependent degranulation and transcriptional activation in LAD2 and primary skin mast cells and its inhibition of all common human MRGPRX2 variants.
◦Clinical development will begin with a first-in-human healthy volunteer study followed by a proof-of-concept study, with potential for proof-of-concept data in early 2027.
•Arcus has selected a development candidate for an oral small-molecule TNF inhibitor, a potential treatment for rheumatoid arthritis, psoriasis and inflammatory bowel disease, and expects it to enter the clinic in early 2027.
◦The molecule is designed to selectively block TNFR1 signaling. It is believed that this could lead to better safety and efficacy than those of approved anti-TNF antibodies that block both TNFR1 and

TNFR2 signaling, the latter of which can paradoxically lead to an inflammatory response in some patients.
•Arcus has also selected an orally active small-molecule antagonist of CCR6 as a development candidate for potential treatment of psoriasis and expects it to enter the clinic in the first half of 2027.
Financial Results for First Quarter 2026:
•Cash, Cash Equivalents and Marketable Securities were $876 million as of March 31, 2026, compared to $1.0 billion as of December 31, 2025. The decrease during the period is primarily due to the use of cash in our research and development activities. Based on our existing business plan, we believe that our cash, cash equivalents and marketable securities will be sufficient to fund our planned level of operations until at least the second half of 2028. We also expect to end 2026 with approximately $600 million in cash.
•Revenues were $17 million for the first quarter 2026, compared to $28 million for the same period in 2025. The decrease in revenue was primarily driven by lower development services revenue from the Gilead collaboration. Revenues reflect the recognition of payments previously received from our collaboration partners as we satisfy underlying performance obligations over time, and fluctuate each period based on our estimated progress toward completing those obligations rather than on the timing of cash receipts. Arcus expects to recognize GAAP revenue of between $50 million and $65 million for the full year 2026.
•Research and Development (R&D) Expenses were flat for the first quarter 2026, with (i) late-stage development programs increasing due to our investment in casdatifan and our Phase 3 PRISM-1 study for quemliclustat, partially offset by the wind-down of studies related to domvanalimab, (ii) early-stage development activities decreasing primarily due to the absence of prior-year Phase 2 study costs for domvanalimab, and (iii) partnership reimbursements decreasing, primarily due to Gilead-led activities representing a larger share of total joint development costs and a shift towards programs fully funded by us. Non-cash stock-based compensation expense was $9 million for the first quarter 2026, compared to $8 million for the same period in 2025. For the first quarters 2026 and 2025, Arcus recognized gross reimbursements of $19 million and $38 million, respectively, for shared expenses from its collaborations. R&D expenses by quarter may fluctuate due to the timing of clinical manufacturing and standard-of-care therapeutic purchases with a corresponding impact on reimbursements.
We expect R&D expenses to decline in the near term relative to what we have incurred as we wind down studies for domvanalimab. Streamlining initiatives we have undertaken across our R&D operations in connection with this wind-down, together with efficiencies we are pursuing across our programs outside the Gilead collaboration, are expected to further reduce costs. These decreases will be partially offset by our increased investment in the development of casdatifan and advancement of our small-molecule inflammation and immunology programs.
•General and Administrative (G&A) Expenses were $29 million for the first quarter 2026, compared to $28 million for the same period in 2025. The increase was primarily due to an increase in non-cash stock-based compensation, which was primarily attributable to a separation agreement with an officer. Non-cash stock-based compensation expense was $10 million for the first quarter 2026, compared to $8 million for the same period in 2025.
•Net Loss was $128 million for the first quarter 2026, compared to $112 million for the same period in 2025.
Conference Call Information:
Arcus will host a conference call and webcast today, May 5, 2026, at 1:30 PM PT/4:30 PM ET to discuss its first-quarter 2026 financial results and pipeline updates. To access the call, please dial +1 (585) 542-9983 (local) or +1 (833) 461-5787 (toll-free), using Meeting ID: 304747896. Participants may also register for the call online using the following link: https://events.q4inc.com/attendee/304747896. To access the live webcast and accompanying slide presentation, please visit the “Investors & Media” section of the Arcus Biosciences website at www.arcusbio.com. A replay of the webcast will be available following the live event.

About Arcus Biosciences
Arcus Biosciences is a clinical-stage, global biopharmaceutical company focused on developing differentiated molecules for the treatment of cancer and inflammatory and autoimmune diseases. In partnership with industry collaborators, patients and physicians around the world, Arcus is expediting the development of its late-stage portfolio of first- and/or best-in-class medicines against well-characterized biological targets and pathways and studying novel, biology-driven combinations that have the potential to help people with cancer live longer. Founded in 2015, the company has advanced multiple investigational medicines into registrational clinical trials including casdatifan, a HIF-2a inhibitor for clear cell renal cell carcinoma, and quemliclustat, a small-molecule CD73 inhibitor for pancreatic cancer. For more information about Arcus Biosciences’ clinical and preclinical programs, please visit www.arcusbio.com.
Forward-Looking Statements
This press release contains forward-looking statements. All statements regarding events or results to occur in the future contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Arcus’s development strategies and opportunities, including the potential for casdatifan to become the first and only HIF-2a inhibitor-based TKI-free regimen in the first line setting and plans to secure casdatifan as the backbone therapy in ccRCC; the timing and achievement of milestones, including the completion of enrollment in PEAK-1, the initiation of the next Phase 3 study for casdatifan, and the advancement of AB102 into the clinic; the progression into the clinic of additional molecules from Arcus’s inflammation and immunology programs; the timing of future data presentations; and expectations regarding the decline in its operating expenses, year-end cash balance and its anticipated cash runway. All forward-looking statements involve known and unknown risks and uncertainties and other important factors that may cause Arcus’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks associated with: Arcus’s ability to manage the breadth and pace of its development plans for casdatifan; the unexpected emergence of adverse events or other undesirable side effects with casdatifan; difficulties or delays in initiating, enrolling and completing clinical trials, including due to regulatory review, site activation, patient identification or enrollment, or manufacturing and supply constraints of investigational or standard-of-care products for such clinical trials; interim data not being guarantees of future data or replicated in other studies evaluating casdatifan, including the Phase 3 PEAK-1 study; adverse data from toxicology studies that affect Arcus’s ability to advance development candidates from its immunology and inflammation programs; the risk that the preclinical profiles of Arcus’s development candidates may not translate in clinical trials; changes in the competitive landscape for Arcus’s programs; the inherent uncertainty associated with pharmaceutical product development and clinical trials; and risks associated with Arcus’s ability to accurately forecast financial results and changes in Arcus’s operating plans. Risks and uncertainties facing Arcus are described more fully in the “Risk Factors” section of Arcus’s most recent periodic report filed with the U.S. Securities and Exchange Commission (SEC) and in other filings that Arcus makes with the SEC from time to time, which are available at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Arcus disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release, except to the extent required by law.

The Arcus name and logo are trademarks of Arcus Biosciences, Inc. All other trademarks belong to their respective owners.
Investor & Media Inquiries:
Holli Kolkey
VP of Corporate Affairs
(650) 922-1269
hkolkey@arcusbio.com

Maryam Bassiri
Director of Corporate Affairs
(510) 406-8520
mbassiri@arcusbio.com

ARCUS BIOSCIENCES, INC.
Consolidated Statements of Operations
(unaudited)
(In millions, except per share amounts)

	Three Months Ended March 31,
	2026	2025
Revenues:
License and development services	$12	$20
Other collaboration	5	8
Total revenues	17	28

Operating expenses:
Research and development	122	122
General and administrative	29	28
Total operating expenses	151	150

Loss from operations	(134)	(122)

Non-operating income (expense):
Interest and other income, net	9	11
Interest expense	(3)	(1)
Total non-operating income, net	6	10

Loss before income taxes	(128)	(112)

Income tax expense	—	—

Net loss	$(128)	$(112)

Net loss per share:
Basic and diluted	$(1.02)	$(1.14)

Shares used to compute net loss per share:
Basic and diluted	125.4	98.4
Selected Consolidated Balance Sheet Data
(unaudited)
(In millions)

	March 31, 2026	December 31, 2025 (1)
Cash, cash equivalents and marketable securities	$876	$1,010
Total assets	997	1,139
Total liabilities	473	508
Total stockholders’ equity	524	631
(1)Derived from the audited financial statements for the year ended December 31, 2025, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2026.